Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Rexford Industrial Realty, Inc. for the registration of 12,300,000 shares of its common stock, and to the incorporation by reference therein of our reports dated February 9, 2024, with respect to the consolidated financial statements and schedules of Rexford Industrial Realty, Inc., and the effectiveness of internal control over financial reporting of Rexford Industrial Realty, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Los Angeles, California
August 22, 2024